Exhibit 4.1

AMERIPRISE FINANCIAL

FRANCHISE ADVISOR DEFERRED COMPENSATION PLAN

As Amended and Restated Effective October 5, 2016

AMERIPRISE FINANCIAL

FRANCHISE ADVISOR DEFERRED COMPENSATION PLAN

As Amended and Restated Effective October 5, 2016

Purpose

The purposes of the Plan are to provide a means for the deferral by Eligible Financial Advisors of Eligible Compensation, and to provide specified benefits to Eligible Financial Advisors, in each case, who contribute materially to the continued growth, development and future business success of Ameriprise Financial, Inc. and its subsidiaries.  Participation in the Plan shall be limited to Eligible Financial Advisors of the Participating Companies, and the Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

Article 1
Definitions

For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the meanings indicated in this Article 1:

1.01.                     “Account Adjustment” shall mean an adjustment made to the balance of any Plan Account in accordance with Article 3.03.

1.02.                     “Advisor” shall mean an independent contractor who is a party to an effective Franchise Agreement.

1.03.                     “Aggregate Vested Balance” shall mean, with respect to the Plan Accounts of any Participant as of a given date, the sum of the amounts that are or have become vested under all of the Participant’s Plan Accounts in accordance with Articles 3.07, 4.03, 5.03, Article 9 and the provisions of the applicable Annual Enrollment Materials, as adjusted to reflect all applicable Investment Adjustments, Account Adjustments and all prior withdrawals and distributions.

1.04.                     “Amended Distribution Election Form” shall mean the written form (which may be in an electronic format in accordance with Article 14.21) required by the Committee to be submitted by a Participant to effect a permitted change in the Distribution Election previously made by the Participant under any Distribution Election Form or prior Amended Distribution Election Form.

1.05.                     “Annual Deferral Account” shall mean a notional, bookkeeping account established under the Plan to reflect the amount credited in a Plan Year with respect to a Participant’s elective deferral for such Plan Year in accordance with Article 3.05 and the provisions of the applicable Annual Enrollment Materials, as adjusted to reflect all applicable Investment Adjustments, Account Adjustments and all prior withdrawals and distributions.

1.06.                     “Annual Election Form” shall mean the written form (which may be in an electronic format in accordance with Article 14.21) required by the Committee to be submitted by a Participant in connection with the Participant’s Annual Participant Deferral Percentage election with respect to a given Plan Year.

1.07.                     “Annual Enrollment Forms” shall mean, for any Plan Year, the Annual Election Form, the Distribution Election Form and any other forms or documents which may be required of a Participant by the Committee, in its sole discretion.

1.08.                     “Annual Enrollment Materials” shall mean, for any Plan Year, the Annual Enrollment Forms, and any other forms, documents or materials concerning the terms of any Participant deferral of Eligible Compensation for such Plan Year.

1.09.                     “Annual Match” shall mean the aggregate amount credited to a Participant in respect of a particular Plan Year pursuant to Article 4.01.

1.10.                     “Annual Match Account” shall mean a notional, bookkeeping account established under the Plan to reflect the amount credited in a Plan Year with respect to a Participant’s Annual Match for such Plan Year in accordance with Article 4.02 and the provisions of the applicable Annual Enrollment Materials, as adjusted to reflect all applicable Investment Adjustments and all prior withdrawals and distributions.  For Plan Years commencing before January 26, 2011, the Annual Match Account was referred to as the “Annual Stock Match Account.”

1.11.                     “Annual Participant Deferral Percentage” shall mean the percentage of Eligible Compensation a Participant elects to defer in respect of a particular Plan Year pursuant to Article 3.02.

1.12.                     “Award Materials” shall mean the award agreement or similar documentation and any other forms or documents evidencing the terms of a Discretionary Allocation awarded under the Plan.

1.13.                     “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 8, that are entitled to receive a distribution of a Participant’s Plan Accounts in the event of the Participant’s death.

1.14.                     “Beneficiary Designation Form” shall mean the written form (which may be in an electronic format in accordance with Article 14.21) to designate the Participant’s Beneficiary last signed and submitted by a Participant and accepted by the Committee.

1.15.                     “Board” shall mean the board of directors of the Company.

1.16.                     “Change in Control” shall mean any transaction or series of transactions that constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case within the meaning of Section 409A.

1.17.                     “Claimant” shall have the meaning set forth in Article 12.01.

1.18.                     “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

1.19.                     “Committee” shall mean the Compensation and Benefits Committee of the Board or such other committee designated by the Board to administer the Plan.  Any reference herein to the Committee shall be deemed to include any person or subcommittee to whom any duty of the Committee has been delegated pursuant to Article 11.02.

1.20.                     “Company” shall mean Ameriprise Financial, Inc., a Delaware corporation, and any successor to all or substantially all of its assets or business.

1.21.                     “Company Stock” shall mean the common stock, par value $0.01 per share, of the Company.

1.22.                     “Company Stock Fund” shall mean the Investment Option that relates to the performance of Company Stock.

1.23.                     “Designation Date” shall mean the date or dates as of which a designation of investment directions by a Participant pursuant to Article 7, or any change in a prior designation of investment directions by a Participant pursuant to Article 7, shall become effective.  The Designation Date in any Plan Year shall be determined by the Committee; provided, however, that each trading day of the NYSE shall be available as a Designation Date unless the Committee selects different Designation Dates.

1.24.                     “Disability” shall mean, with respect to a Participant, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  In making its determination, the Committee shall be guided by the prevailing authorities applicable under Section 409A.

1.25.                     “Discretionary Allocation” shall mean the amount, if any, credited to a Participant pursuant to Article 5.01.

1.26.                     “Discretionary Allocation Account” shall mean a notional, bookkeeping account established under the Plan to reflect the amounts with respect to a Participant’s Discretionary Allocation in accordance with Article 5 and the provisions of the applicable Award Materials, as adjusted to reflect all applicable Investment Adjustments and all prior withdrawals and distributions.

1.27.                     “Discretionary Allocation Valuation Date” shall mean with respect to the amount of any Discretionary Allocation to be credited in Share Units or Investment Units, the date used to determine the Discretionary Allocation Market Value of a share of Company Stock or the share, unit or other measure of an interest in the applicable Investment Option for purposes of determining the number of Share Units and Investment Units, respectively, to be credited to a Participant’s Discretionary Allocation Account.

1.28.                     “Discretionary Allocation Market Value” of a share of Company Stock or of a share, unit or other measure of an interest in an Investment Option with respect to a Discretionary Allocation shall mean the Fair Market Value thereof, respectively, on the Discretionary Allocation Valuation Date.

1.29.                     “Distribution Election” shall mean an election made or deemed made in accordance with Article 3.09.

1.30.                     “Distribution Election Form” shall mean the written form (which may be in an electronic format in accordance with Article 14.21) required by the Committee to be submitted by a Participant with respect to the Participant’s Distribution Election for a given Plan Year.

1.31.                     “Elected Amount” shall mean the aggregate amount a Participant elects to defer in respect of a particular Plan Year pursuant to Article 3.

1.32.                     “Eligible Compensation” shall mean, for any Plan Year, the Financial Planning GDC or other items of compensation designated by the Committee in the applicable Annual Enrollment Materials as eligible for deferral under the Plan for such Plan Year.

1.33.                     “Eligible Financial Advisor” shall mean an Advisor who meets eligibility criteria established by the Committee to participate in the Plan for a given Plan Year.

1.34.                     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

1.35.                     “Fair Market Value” shall mean:

(a)                                 with respect to a share of Company Stock or a Share Unit on a given date, the per-share closing price of Company Stock as reported on the NYSE composite tape on such date, or, if there is no such reported sale price of Company Stock on the NYSE composite tape on such date, then the per-share closing price of Company Stock as reported on the NYSE composite tape on the last previous day on which sale price was reported on the NYSE composite tape.  If at any time the Company Stock is no longer listed or traded on the NYSE, the Fair Market Value of a share of Company Stock or a Share Unit shall be calculated in such manner as may be determined by the Committee in its good faith judgment; and

(b)                                 with respect to a share, unit or other measure of an interest in an Investment Option (other than Company Stock) or an Investment Unit, the per-share, per-unit or per-other interest closing price of the relevant Investment Option as reported on the exchange on which such Investment Option is listed and traded on such date, or, if there is no such reported sale price on such date, then the applicable closing price as reported on the exchange on the last previous day on which sale price was reported by such exchange.  If at any time an Investment Option is not listed or traded on an exchange, the Fair Market Value of a share, unit or other measure of an interest in the Investment Option or the Investment Unit shall be calculated in such manner as may be determined by the Committee in its good faith judgment.

1.36.                     “Financial Planning GDC” shall mean gross dealer concessions (which shall be expressed in U.S. dollars) from any financial plan account governed by an ADV that requires an annual written deliverable.

1.37.                     “FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

1.38.                     “Franchise Agreement” shall mean an Independent Advisor Business Franchise Agreement, including all addenda and amendments thereto, entered into between a Participating Company and an Advisor.

1.39.                     “Investment Adjustment” shall mean an adjustment made to the balance of any Plan Account in accordance with Article 7 to reflect the performance of Company Stock or other Investment Options pursuant to which the value of the Plan Account or portion thereof is measured.

1.40.                     “Investment Agent” shall mean the person appointed by the Committee or the Trustee to allocate the Plan Accounts of Participants in accordance with their respective investment directions pursuant to Article 7, or if no person is so designated, the Committee.

1.41.                     “Investment Option” shall mean a hypothetical investment made available under the Plan from time to time by the Committee for purposes of valuing Plan Accounts.  Investment Options shall include the Required Investment Options and any other Investment Options (including the Company Stock Fund) made available by the Committee pursuant to Article 7.  In the event that an Investment Option ceases to exist or is no longer to be an Investment Option, the Committee may designate a substitute Investment Option for the discontinued Investment Option.

1.42.                     “Investment Unit” shall mean a unit credited to a Participant’s Plan Accounts pursuant to the Plan to measure the allocation of amounts to a specified Investment Option (other than the Company Stock Fund).  Subject to adjustment pursuant to Article 7, each type of Investment Unit shall represent the right to receive the value of a share, unit or other measure of an interest in the applicable Investment Option, in cash, at the time or times designated in the Plan or applicable Annual Enrollment Materials.

1.43.                     “Match Valuation Date” shall mean with respect to any Plan Year, the date used to determine the Match Market Value of a share of Company Stock or a share, unit or other measure of an interest in an Investment Option for purposes of determining the number of Share Units or Investment Units to be credited in respect of such Plan Year to a Participant’s Annual Match Account, which date shall be, unless otherwise determined by the Committee, the last trading day of February following the end of the applicable Plan Year.

1.44.                     “Match Market Value” of a share of Company Stock or a share, unit or other measure of an interest in an Investment Option with respect to an Annual Match shall mean the Fair Market Value thereof on the Match Valuation Date.  For Plan Years commencing before January 26, 2011, the Match Market Value was referred to as the “Stock Match Market Value.”

1.45.                     “Newly Eligible Financial Advisor” shall mean an Advisor who becomes eligible to participate in the Plan during a Plan Year and who has not previously participated in the Plan or an elective or non-elective account-balance deferred compensation arrangement (as defined for purposes of Section 409A) of the Company, a Participating Company or any entity other than the Company with whom the Company would be considered a single employer under Sections 414(b) or 414(c) of the Code, as determined by the Committee and to the extent permissible under Section 409A.  An Advisor shall become a Newly Eligible Financial Advisor as of the Plan Entry Date immediately following such Advisor’s satisfaction of the Plan’s eligibility criteria, including the selection of such Advisor as an Eligible Financial Advisor by the Committee.

1.46.                     “NYSE” shall mean the New York Stock Exchange.

1.47.                     “Participant” shall mean any Eligible Financial Advisor who commences participation in the Plan and whose participation in the Plan has not terminated.  A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.48.                     “Participating Company” shall mean a subsidiary of the Company listed on Schedule A attached hereto, as such Schedule A may be amended by the Committee, in its sole discretion, from time to time.

1.49.                     “Plan” shall mean the Ameriprise Financial Franchise Advisor Deferred Compensation Plan, which shall be evidenced by this instrument, as it may be amended from time to time.  Unless the context in the Plan, any Annual Enrollment Materials or any Award Materials indicates otherwise, references to the “Plan” in the Plan, any Annual Enrollment Materials or any Award Materials shall include the applicable Annual Enrollment Materials or applicable Award Materials, as they may be amended from time to time.

1.50.                     “Plan Accounts” shall mean the Annual Deferral Accounts, the Annual Match Accounts, the Discretionary Allocation Accounts and the T & O Accounts established under the Plan.

1.51.                     “Plan Entry Date” shall mean, with respect to a Newly Eligible Financial Advisor, the date during a Plan Year as of which the Newly Eligible Financial Advisor becomes eligible to participate in the Plan.  The Plan Entry Dates for a Plan Year shall be determined by the Committee in accordance with the requirements of Section 409A.

1.52.                     “Plan Guide” shall mean, for any Plan Year, the plan guide concerning the terms of any Participant deferral of Eligible Compensation, and, if applicable, any Annual Match and any Discretionary Allocation for such Plan Year whose terms are not otherwise set forth in separate Award Materials.

1.53.                     “Plan Year” shall mean a period with a duration defined by the Committee from time to time under the Plan.  Each Plan Year must be designated by the Committee on or before the December 31 of the calendar year preceding the calendar year in which the Plan Year commences, and in accordance with the requirements of Section 409A.

1.54.                     “Reference Date” shall mean the date used to determine the Fair Market Value of a share of Company Stock or a share, unit of other measure of an interest in an Investment Option (other than Company Stock) for purposes of determining the number of Share Units or Investment Units, respectively, to be credited to a Participant’s Plan Accounts, which date shall be, unless otherwise determined by the Committee and approved by the Board:  (a) with respect to dividend payments and other similar distributions, the date the dividends or other distributions are paid on the Company Stock or other Investment Option; (b) with respect to the Elected Amounts, the Friday immediately following the last day of a given Service Period; and (c) with respect to any payments pursuant to Article 3.03(b), the last trading day of the January that includes the last day of the Plan Year to which the relevant deferrals relate.

1.55.                     “Required Investment Options” shall have the meaning set forth in Article 7.01.

1.56.                     “Return of Excess Deferrals” shall mean the amount of a Participant’s Eligible Compensation earned during the Plan Year that is in excess of the Minimum Deferral Threshold, but less than the Participant’s Elected Amount, that is paid to the Participant by a Participating Company in accordance with Article 3.03(b).

1.57.                     “Section 409A” shall mean Section 409A of the Code, and the Treasury Regulations promulgated and other official guidance issued thereunder.

1.58.                     “Securities Act” shall mean the Securities Act of 1933, as amended, and all regulations, interpretations and administrative guidance issued thereunder.

1.59.                     “Service Period” shall mean the service periods beginning within a Plan Year, established by the Committee for the crediting of Share Units or Investment Units during such Plan Year.

1.60.                     “Settlement Date” shall mean, unless otherwise determined by the Committee, the date on which shares of Company Stock shall be delivered or cash shall be paid in settlement of Share Units, Investment Units, or a distribution of a Plan Account in accordance with Article 3.11, 4.05 or 5.05, or Article 9.

1.61.                     “Share Unit” shall mean a unit credited to a Participant’s Plan Accounts in accordance with the terms and conditions of the Plan.  Subject to adjustment pursuant to Article 2.02 and Article 7, each Share Unit shall represent the right to receive a share of Company Stock or the value thereof at the time or times designated in the Plan or applicable Annual Enrollment Materials.

1.62.                     “T & O Plan Account” shall mean, if applicable, the account to which amounts received and adjusted pursuant to the terms of the Transition and Opportunity Stock Program were credited for the 2005 Plan Year.

1.63.                     “Termination of Franchise Agreement” shall mean, with respect to a Participant, the termination of such Participant’s Franchise Agreement and the subsequent provision of all services to a Participating Company or any of their affiliates, if applicable, voluntarily or involuntarily, under circumstances that constitute a “separation from service” for purposes of

Section 409A, as determined in accordance with the Company’s Policy Regarding Section 409A Compliance.

1.64.                     “Transition and Opportunity Stock Program” shall mean the one-time stock bonus program offered by the Company in 2005 to certain Eligible Financial Advisors.

1.65.                     “Trust” shall mean a trust established in accordance with Article 13.

1.66.                     “Trustee” shall mean the trustee of the Trust.

1.67.                     “Unforeseeable Emergency” shall mean, with respect to a Participant, a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  In making its determination, the Committee shall be guided by the prevailing authorities applicable under Section 409A.

Article 2
Available Shares

2.01.                     Number of Shares.  Subject to adjustment as provided in Article 2.02, a total of 12,500,000 shares of Company Stock shall be authorized for issuance under the Plan.  For purposes of counting shares against the share reserves under this Article 2.01, credits of Share Units to Plan Accounts will be counted against the reserve on the date of crediting based on the number of Share Units so credited.  If any Share Units credited to Plan Accounts are forfeited or otherwise terminate without issuance of shares of Company Stock, or any Share Units are settled for cash or otherwise do not result in the issuance of all or a portion of the shares of Company Stock, such shares of Company Stock, to the extent of such forfeiture, termination, cash settlement or non-issuance, will again be available for issuance under the Plan.

2.02.                     Anti-Dilution Adjustment.  In the event of any change in the outstanding shares of Company Stock by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, subdivision or exchange of shares, a sale by the Company of all or part of its assets, any distribution to stockholders other than a normal cash dividend, or other extraordinary or unusual event, the Committee shall make such adjustment in the class and aggregate number of shares that may be delivered under the Plan as described in Article 2.01, as may be determined to be appropriate by the Committee, and such adjustments shall be final, conclusive and binding for all purposes of the Plan.  Any adjustment or substitution under this Article 2.02 shall conform to the requirements of Section 409A.

Article 3
Participant Deferrals

3.01.                     Enrollment Requirements for Annual Participant Deferrals.  As a condition to being eligible to defer an Elected Amount for any Plan Year, each Eligible Financial Advisor shall complete and return to the Committee each of the Annual Enrollment Forms no later than

December 31st of the immediately preceding Plan Year, or such earlier date as the Committee may establish from time to time and in accordance with the requirements of Section 409A.  The Committee may in its discretion permit a Newly Eligible Financial Advisor to complete and return to the Committee each of the Annual Enrollment Forms within 30 days of the immediately following Plan Entry Date.  An Eligible Financial Advisor’s Annual Election Form shall be irrevocable once filed with the Committee, and may only be suspended pursuant to Article 3.08.

3.02.                     Participant Deferrals.

(a)                                 Deferral Election.  To the extent permitted by the Committee and subject to the terms and conditions provided by the Committee, an Eligible Financial Advisor for a given Plan Year may make an election to defer a percentage of his or her Eligible Compensation for such Plan Year (the “Annual Participant Deferral Percentage”).  The Committee shall have sole discretion to determine in respect of each Plan Year, in accordance with the requirements of Section 409A:  (i) the Eligible Financial Advisors for the Plan Year who shall be permitted to defer Elected Amounts, including the eligibility criteria for an Advisor to qualify as an Eligible Financial Advisor for the Plan Year; (ii) the items of Eligible Compensation for the Plan Year; (iii) a minimum amount or percentage of Eligible Compensation in order to effectuate the deferrals requested by a Participant for the Plan Year (the “Minimum Deferral Threshold”); (iv) a maximum amount or percentage of Eligible Compensation eligible for deferral by a Participant for the Plan Year (the “Maximum Deferral Limit”); and (v) any other terms and conditions applicable to the Elected Amount.  If an election is made for more than the Maximum Deferral Limit, the amount or percentage deferred shall be equal to the Maximum Deferral Limit determined by the Committee.  The Committee’s selection of an Eligible Financial Advisor, or establishment of the eligibility criteria for an Advisor to qualify as an Eligible Financial Advisor, who is permitted to defer Elected Amounts in respect of a particular Plan Year will not entitle that Advisor to defer Elected Amounts for any subsequent Plan Year, unless such Advisor is an Eligible Financial Advisor selected by the Committee, or who satisfies the eligibility criteria established by the Committee for an Advisor to qualify as an Eligible Financial Advisor, for such subsequent Plan Year.

(b)                                 Deferral Deductions.  The Elected Amount shall be deducted from the applicable Eligible Compensation as follows:  (i) for periodic payments, in substantially equivalent amounts from each periodic payment during the Plan Year; and (ii) for one-time payments, at the time the compensation would otherwise have been paid to the Participant.

3.03.                     Correction of Ineligible Deferrals.

(a)                                 Return of Deferrals if Minimum Deferral Threshold Not Met.  If the Committee establishes a Minimum Deferral Threshold for a Plan Year, whether a Participant has met the Minimum Deferral Threshold will be determined by the Committee on the last day of the applicable Plan Year and will be based on an objective standard.

(i)                                     For Plan Years commencing on or after January 26, 2011, if a Participant has not meet the Minimum Deferral Threshold for a given Plan Year, the Participant’s Elected Amount for such Plan Year (including any Investment Adjustments on the Participant’s Elected Amount during such Plan Year) will be distributed to the Participant in cash at the time the distribution is processed, but in any case no later than the March 15 immediately following the Plan Year to which such deferrals relate.

(ii)                                  For Plan Years commencing before January 26, 2011, if a Participant had not meet the Minimum Deferral Threshold for a given Plan Year, the value of the Share Units credited during such Plan Year pursuant to the Participant’s Elected Amount (including any dividends credited on the Participant’s Elected Amount during such Plan Year) were distributed to the Participant in cash based on the Fair Market Value of Company Stock at the time the distribution was processed, but in any case no later than the March 15 immediately following the Plan Year to which such deferrals related.

(b)                                 Return of Excess Deferrals.  On the last day of each Plan Year, the Committee shall determine the amount of Eligible Compensation earned by each Participant in respect of such Plan Year.  If such amount is greater than the Minimum Deferral Threshold, if applicable, but less than the Elected Amount, the Company will, or will cause a Participating Company to:

(i)                                     For Plan Years commencing on or after January 26, 2011, if the amount of Eligible Compensation earned by a Participant is greater than the Minimum Deferral Threshold, if any, but less than the Elected Amount, the Company will (A) distribute to the Participant a lump sum cash payment equal to the lesser of (1) the difference between the Participant’s Eligible Compensation and the Elected Amount or (2) the amount in such Participant’s Annual Deferral Account (including any Investment Adjustments on the Participant’s Elected Amount during such Plan Year); and (B) reduce the Participant’s Annual Deferral Account for the Plan Year by the amount of such distribution.  Any such distribution will be made no later than the March 15 immediately following the end of the Plan Year to which such deferrals relate.

(ii)                                  For Plan Years commencing before January 26, 2011, if the amount of Eligible Compensation earned by a Participant was greater than the Minimum Deferral Threshold, if any, but less than the Elected Amount, the Company (A) distributed to the Participant a lump sum cash payment equal to the lesser of (1) the difference between the Participant’s Eligible Compensation and the Elected Amount or (2) the amount in such Participant’s Annual Deferral Account on the applicable Reference Date; and (B) debited the Participant’s Annual Deferral Account for the Plan Year by a number of Share Units or Investment Units determined by dividing (1) the Return of Excess Deferrals by (2) the Fair Market Value of the Share Unit or applicable Investment Unit on the relevant Reference Date.  Any such distribution was made no later than the March 15 immediately following the end of the Plan Year to which such deferrals related.

3.04.                     Commencement of Participation.  Provided an Advisor in respect of a particular Plan Year has met all enrollment requirements set forth in the Plan and applicable Annual Enrollment Materials, and any other requirements imposed by the Committee for an Advisor to qualify as an Eligible Financial Advisor for that Plan Year, including submitting all Annual Enrollment Forms to the Committee within the specified time period, then unless the applicable Annual Enrollment Materials provide otherwise, the Eligible Financial Advisor’s designated deferrals with respect to such Plan Year shall commence as of the first day of the particular Plan

Year.  In the case of a Newly Eligible Financial Advisor, designated deferrals shall commence as of the date such Eligible Employee’s Annual Enrollment Forms are received by the Committee, which shall be no later than 30 days following the Plan Entry Date on which such Eligible Financial Advisor first became eligible to participate in the Plan, and such Annual Deferral Election shall apply only with respect to compensation earned for services performed subsequent to the time such enrollment forms are received by the Committee.  For this purpose, an election by a Newly Eligible Financial Advisor will be deemed to apply to performance compensation paid for services performed subsequent to the time such Annual Election Form is received by the Committee, provided that the election applies to the portion of the compensation equal to the total amount of the compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.  If an Eligible Financial Advisor fails to meet all such requirements within the specified time period with respect to a Plan Year, such Eligible Financial Advisor shall not be eligible to defer an Elected Amount respect to such Plan Year.

3.05.                     Annual Deferral Account.

(a)                                 The aggregate amount that the Participant elected to defer prior to the commencement of a given Plan Year based on the Participant’s Annual Participant Deferral Percentage multiplied by the Participant’s aggregated earned Eligible Compensation for such Plan Year (the “Elected Amount”) will be credited to the Participant’s Annual Deferral Account.  A separate Annual Deferral Account shall be established and maintained for each Participant’s deferrals with respect to a given Plan Year.

(b)                                 For Plan Years commencing on or after January 26, 2011, a Participant’s Elected Amount will be credited to his or her Annual Deferral Account during the Plan Year as soon as administratively practicable following the applicable date under Article 3.02(b).

(c)                                  For Plan Years commencing before January 26, 2011, a Participant’s Elected Amount was credited to his or her Annual Deferral Account during the Plan Year on the Reference Date for the Service Period in the form of Share Units.  Commencing in the Plan Year that began in calendar year 2006 and subject to adjustment pursuant to the provisions of Article 3.03 and Article 7, the number of Share Units to be credited with respect to a Service Period were determined in accordance with the following formula:  the quotient of (i) the product of (A) the Participant’s Annual Participant Deferral Percentage multiplied by (B) the Participant’s Eligible Compensation for such Service Period, divided by (ii) the Fair Market Value of a share of Company Stock on the Reference Date for such Service Period.  Fractional Share Units, if any, were credited to the Participant’s Annual Deferral Account.  The Committee could, but was not required to, make available other investment benchmarks from time to time to measure the value of a Participant’s Annual Deferral Accounts.

3.06.                     Subsequent Plan Year Deferrals.  The Annual Enrollment Forms submitted by a Participant in respect of a particular Plan Year will not be effective with respect to any subsequent Plan Year.  If a Participant is eligible to participate in the Plan for a subsequent Plan Year and the required Annual Enrollment Forms are not timely delivered for the subsequent Plan Year, the Participant shall not be eligible to defer an Elected Amount with respect to such subsequent Plan Year.

3.07.                     Vesting.  Unless otherwise provided by the applicable Annual Enrollment Materials, a Participant shall be vested in all amounts credited to his or her Annual Deferral Account as of the date such amounts are credited to such Participant’s Annual Deferral Account.

3.08.                     Suspension of Deferrals.

(a)                                 Unforeseeable Emergencies.  If a Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to suspend any deferrals required to be made by the Participant.  A petition shall be made on the form required by the Committee to be used for such request and shall include all financial information requested by the Committee in order to make a determination on such petition, as determined by the Committee in its sole discretion.  The Committee shall determine, in its sole discretion and subject to the requirements of Section 409A, whether to approve the Participant’s petition.  If the petition for a suspension is approved, suspension shall take effect as soon as administratively practicable following the date of approval.

(b)                                 Disability.  From and after the date that a Participant is deemed to have suffered a disability, any standing deferral election of the Participant shall automatically be suspended and no further deferrals shall be made with respect to the Participant.  For this purpose, “disability” shall mean any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

(c)                                  Resumption of Deferrals.  If deferrals by a Participant have been suspended during a Plan Year due to an Unforeseeable Emergency or a disability of the Participant, the Participant will not be eligible to make any further deferrals in respect of that Plan Year.  The Participant may be eligible to make deferrals for a subsequent Plan Year provided the Participant is an Eligible Financial Advisor for such subsequent Plan Year and the Participant complies with the election requirements under the Plan and the applicable Annual Enrollment Materials for such subsequent Plan Year.

3.09.                     Distribution Election.

(a)                                 Initial Elections.  Unless the applicable Annual Enrollment Materials provide otherwise, a Participant shall make a Distribution Election at the time he or she completes his or her Annual Election Form with respect to a given Plan Year as to the time and form (lump sum or installments) of the distribution of the Participant’s Plan Accounts for that Plan Year, within the options permitted under the Annual Enrollment Materials for that Plan Year.  The amount of each installment payment shall be equal to the value of the Participant’s respective Plan Accounts for that Plan Year divided by the number of installments remaining to be paid.

(b)                                 Subsequent Elections.  Subject to any restrictions that may be imposed by the Committee, a Participant may amend his or her Distribution Election with respect to any Plan Account by completing and submitting to the Committee within such time frame as the Committee may designate, an Amended Distribution Election Form; provided, however, that such Amended Distribution Election Form (i) is submitted no later than a date specified by the Committee in accordance with the requirements of Section 409A (which shall not be less than 12 months before the original distribution date (or original initial distribution date in the case of installment distributions)), (ii) shall not take effect until 12 months after the date on which such Amended Distribution Election Form becomes effective, and (iii) specifies a new distribution date (or a new initial distribution date in the case of installment distributions) that is no sooner than five years after the original distribution date (or the original initial distribution date in the case of installment distributions), or such later date specified by the Committee.

3.10.                     Payment Medium.

(a)                                 For Plan Years commencing on or after January 26, 2011, the distribution of a Participant’s Annual Deferral Accounts shall be paid in cash; provided, however, that the Committee may provide, in its sole discretion, that any distribution attributable to the portion of an Annual Deferral Account that is deemed invested in the Company Stock Fund shall be paid in shares of Company Stock.  Fractional shares of Company Stock shall be paid in cash.

(b)                                 For Plan Years commencing before January 26, 2011, the distribution of a Participant’s Annual Deferral Accounts shall be paid in Company Stock; provided, however, any fractional Share Units shall be paid in cash.

3.11.                     Payment of Annual Deferral Accounts.  Except as otherwise provided by Article 9, a Participant’s Annual Deferral Account for a given Plan Year shall be distributed in accordance with the Participant’s Distribution Election for such Annual Deferral Account in effect at the time of distribution. In the event that a Participant fails to make a Distribution Election for a Plan Year, or the Distribution Election made by the Participant for the Plan Year was unclear or not within the permitted options, then unless the applicable Annual Enrollment Materials provide otherwise, the Participant will be deemed to have made a default Distribution Election to receive payment of his or her Plan Accounts for that Plan Year in a lump sum, in accordance with administrative guidelines determined by the Committee, in the year following the year of the Participant’s Termination of Franchise Agreement.

Article 4
Annual Matches

4.01.                     Annual Match.  The Committee shall have sole discretion to determine in respect of each Plan Year and each Participant:  (a) whether any Annual Match shall be made; (b) the Participant(s) who shall be entitled to such Annual Match; (c) the amount of such Annual Match, which shall be expressed as a percentage of the Participant’s Elected Amount, less the amount of Return of Excess Deferrals, if any, under Article 3.03(b) (the “Match Amount”); (d) the Investment Option(s) that shall apply to such Annual Match; and (e) any other terms and conditions applicable to such Annual Match.  The Committee’s selection of an Eligible Financial Advisor who is entitled to receive an Annual Match in respect of a particular Plan Year will not entitle that Advisor to receive an Annual Match for any subsequent Plan Year, unless such Advisor is again selected by the Committee to receive an Annual Match for such subsequent Plan Year.  If an Eligible Financial Advisor fails to meet the requirements for an Annual Match with respect to a Plan Year, such Eligible Financial Advisor shall not be eligible to receive an Annual Match with respect to such Plan Year.

4.02.                     Annual Match Account.

(a)                                 For Plan Years commencing on or after January 26, 2011, if a Participant meets the Minimum Deferral Threshold, if any, for the Plan Year, the Committee, in its sole discretion, may credit the Participant’s Annual Match Account with the Match Amount on the Match Valuation Date.  A separate Annual Match Account shall be established and maintained for each Participant and each Annual Match.  If the Annual Match is to be made in Company Stock, the number of Share Units to be credited for such Plan Year on the Match Valuation Date shall be equal to the quotient of:  (i) the Match Amount, divided by (ii) the Match Market Value of a share of Company Stock.  Fractional Share Units, if any, will be credited to the Participant’s Annual Match Account.

(b)                                 For Plan Years commencing before January 26, 2011, if a Participant met the Minimum Deferral Threshold, if any, for the Plan Year, the Committee credited the Participant’s Annual Match Account with the Match Amount on the Match Valuation Date.  A separate Annual Match Account was established and maintained for each Participant and each Annual Match.  For Annual Match to be credited in Share Units, the number of Share Units to be credited for such Plan Year on the Match Valuation Date was equal to the quotient of:  (i) the Match Amount to be credited in Share Units, divided by (ii) the Match Market Value of a share of Company Stock.  Fractional Share Units, if any, were credited to the Participant’s Annual Match Account.

4.03.                     Vesting.  A Participant shall be vested in his or her Annual Match Account in respect of each given Plan Year as set forth in the Annual Enrollment Materials for such Plan Year.  The vesting terms of Annual Match Accounts set forth in the Annual Enrollment Materials shall be established by the Committee in its sole discretion and may vary for each Participant and for each Plan Year.  As of the date of a Participant’s Termination of Franchise Agreement (including a termination for “Cause” as defined in Section 17 of the Franchise Agreement), the amounts credited to the Participant’s Match Accounts shall be reduced by the amount which has not become vested in accordance with the vesting provisions set forth below and in the Annual Enrollment Materials applicable to such Match Account, and such unvested amounts shall be forfeited by the Participant.  Notwithstanding anything to the contrary contained in the Plan or any Annual Enrollment Materials, the Committee shall have the authority, exercisable in its sole discretion, to accelerate the vesting of any amounts credited to any Annual Match Account of any Participant.

4.04.                     Payment Medium.  The distribution of the Share Units credited to a Participant’s Match Account for a given Plan Year shall be paid in Company Stock or in cash, in the sole discretion of the Participant; provided, however, if a Participant elects to receive payment of Share Units in Company Stock, any fractional Share Units or fractional shares of Company Stock shall be paid in cash.  A Participant’s election to receive the distribution of his or her Match Account, if any, for a given Plan Year shall be made in the Annual Enrollment Materials for that Plan Year or in such other manner permitted by the Committee.  If a Participant does not elect the payment medium for the Share Units credited to his or her Match Account for a given

Plan Year, the Participant will be deemed to have elected to receive the distribution of the Share Units credited to such Match Account in Company Stock.

4.05.                     Payment of Match Accounts.  A Participant’s Match Account for a given Plan Year shall be distributed at the same time as the Participant’s Annual Deferral Account for that Plan Year, including a distribution of the Participant’s Annual Deferral Account pursuant to Article 9.

Article 5
Discretionary Allocations

5.01.                     Discretionary Allocation.  An Eligible Financial Advisor may be credited with one or more other discretionary allocations, expressed as either a flat dollar amount or as a percentage of one or more items of his or her Eligible Compensation for the Plan Year, or any combination of the foregoing (the “Discretionary Allocation Amount”).  The Committee shall have sole discretion to determine in respect of each Eligible Financial Advisor:  (a) whether any Discretionary Allocation shall be made; (b) when any Discretionary Allocation shall be made; (c) the Eligible Financial Advisor(s) who shall be entitled to such Discretionary Allocation; (d) the amount of such Discretionary Allocation; and (e) any other terms and conditions applicable to such Discretionary Allocation.  The Committee’s selection of an Eligible Financial Advisor to receive a Discretionary Allocation in respect of a particular Plan Year will not entitle that Advisor to receive a Discretionary Allocation for any subsequent Plan Year, unless such Advisor is again an Eligible Financial Advisor selected by the Committee to receive to receive another Discretionary Allocation.

5.02.                     Discretionary Allocation Account.  If the Committee determines to credit a Participant with a Discretionary Allocation, the number of the Share Units to be credited for such Discretionary Allocation shall be equal to the quotient of:  (a) the Discretionary Allocation Amount, divided by (b) the Discretionary Allocation Market Value of a share of Company Stock, with any fractional Share Units credited to the Discretionary Allocation Account rounded as determined by the Committee.  The Committee may, but is not required to, make available other Investment Options from time to time to measure the value of a Participant’s Discretionary Allocation Accounts.  If all or a portion of the Discretionary Allocation Amount is to be credited in Investment Units, the number of the Investment Units to be credited for such Plan Year shall be equal to the quotient of:  (i) the Discretionary Allocation Amount to be credited in specified Investment Units, divided by (ii) the Discretionary Allocation Market Value of the share, unit or other measure of an interest in the applicable Investment Option.

5.03.                     Vesting.  A Participant shall be vested in his or her Discretionary Allocation Account as set forth in the Award Materials for such Discretionary Allocation.  The vesting terms of Discretionary Allocation Accounts shall be established by the Committee in its sole discretion and may vary for each Participant, for each type of account and for each Discretionary Allocation.  As of the date of a Participant’s Termination of Franchise Agreement (including a termination for “Cause” as defined in Section 17 of the Franchise Agreement), the amounts credited to the Participant’s Discretionary Allocation Accounts shall be reduced by the amount which has not become vested in accordance with the vesting provisions set forth below and in the Award Materials applicable to such Discretionary Allocation Account, and such unvested amounts shall be forfeited by the Participant.  Notwithstanding anything to the contrary contained in the Plan or the Award Materials applicable to a Discretionary Allocation, the Committee shall have the authority, exercisable in its sole discretion, to accelerate the vesting of any amounts credited to any Discretionary Allocation Account of any Participant.

5.04.                     Payment Medium.  The distribution of a Participant’s Discretionary Allocation Account shall be paid as specified in the applicable Award Materials.  If the applicable Award Materials provide a Participant the discretion to elect to receive payment of his or her Discretionary Allocation Account in cash or Company Stock, such Participant’s election shall be made prior to the payment of such Discretionary Allocation Account at such time and in such manner as permitted by the Committee. Unless the applicable Award Materials provide otherwise, if a Participant may elect to receive payment of Share Units credited to his or her Discretionary Allocation Account in cash or Common Stock, and the Participant does not elect the payment medium, then the Participant will be deemed to have elected to receive payment of any Share Units credited to his or her Discretionary Allocation Account in shares of Company Stock.

5.05.                     Payment of Discretionary Allocation Accounts.  Except as otherwise provided by Article 9, a Participant’s Discretionary Allocation Account shall be distributed as soon as practicable following the payment date set forth in the Award Materials for such Discretionary Allocation, but in no event later than 90 days thereafter. If the Committee does not specify the time for a Participant’s Discretionary Allocation Account to be distributed, such Discretionary Allocation Account shall be distributed at the same time as the Participant’s Annual Deferral Account for that Plan Year.  If the Committee does not specify the time for a Participant’s Discretionary Allocation Account for a given Plan Year to be distributed and the Participant does not have an Annual Deferral Account for that Plan Year, each portion of such Discretionary Allocation Account shall be distributed as soon as practicable following the vesting of that portion of the Discretionary Allocation Account, but in no event later than March 15 of the calendar year immediately following the calendar year in which that portion vests.

Article 6
Prior Transition and Opportunity Stock Program

The Company previously established a T & O Plan Account under the Plan for each Advisor who had received a transition and opportunity stock bonus in 2005 pursuant to the terms of a Transition and Opportunity Stock Program, and credited the transition and opportunity bonus amounts thereunder to the respective T & O Plan Accounts.  T & O Plan Accounts are not eligible to receive dividends.  The distribution of a Participant’s T & O Account shall be paid pursuant to the terms of the Transition and Opportunity Stock Program.

Article 7
Investment Options and Adjustments, and Earnings

7.01.                     Required Investment Options.  Notwithstanding the other provisions of this Article 7, effective as of January 1, 2016, for any amounts allocated to Participants’ Plan Accounts for which the Participant has the ability to specify the applicable Investment Options, the Investment Options available under the Plan shall consist in whole or in part of the following

(the “Required Investment Options”):  (a) certain of the proprietary funds affiliated with the Company and branded by Columbia Threadneedle; and (b) certain of any other proprietary funds affiliated with the Company or any of its subsidiaries from time to time, during the period such proprietary funds are offered to the public.

7.02.                     Plan Years Commencing on or after January 26, 2011.  Plan Accounts for Plan Years commencing on or after January 26, 2011 shall be subject to the following:

(a)                                 Investment Options.

(i)                                     Establishment.  In addition to the Required Investment Options, the Committee may establish from time to time other Investment Option(s) that will be available under the Plan.  At any time, the Committee may, in its discretion, add one or more additional Investment Options under the Plan, and in connection with any such addition, may permit Participants to select from among the then-available Investment Options (including the Required Investment Options) under the Plan to measure the value of such Participants’ Plan Accounts.  In addition, the Committee, in its sole discretion, may discontinue any Investment Option at any time, and provide for the portions of Participants’ Plan Accounts and future deferrals designated to the discontinued Investment Option to be reallocated to another Investment Option(s); provided, however, the Committee may not exercise discretion pursuant to this Article 7.02(a)(i) to discontinue any investment or fund that is a Required Investment Option unless such investment or fund no longer constitutes a Required Investment Option under Article 7.01.

(ii)                                  Investment Direction.  Subject to such limitations, operating rules and procedures as may from time to time be required by law; imposed by the Committee, the Trustee or their designated agents; contained elsewhere in the Plan; or set forth in any Annual Enrollment Materials, each Participant may communicate to the Investment Agent a direction (in accordance with this Article 7) as to how his or her Plan Accounts should be deemed to be invested among the available Investment Options; provided, however, that a Participant’s ability to select Investment Options with respect to his or her Annual Match Account and Discretionary Allocation Account is subject to, and may be limited by, the Committee’s discretion under Article 4.01  and Article 5.01 to designate the Investment Options that shall apply to all or a portion of such Annual Match Account or Discretionary Allocation Account.  The Participant’s investment directions shall designate the percentage (in any whole percent multiples, which must total 100 percent) of the portion of the subsequent contributions to the Participant’s Plan Accounts which is requested to be deemed to be invested in such Investment Options, and shall be subject to the provisions of this Article 7.  The Investment Agent shall allocate the Participant’s Plan Accounts in accordance with the directions of the Participant except to the extent that the Committee directs it to the contrary.  The Committee has the authority, but not the requirement, in its sole and absolute discretion, to direct that a Participant’s Plan Accounts be allocated among such investments as it deems appropriate and advisable, which investments need not be the same for each Participant.

(iii)                               Form of Investment Direction.  Any initial or subsequent investment direction shall be in writing to the Investment Agent on a form supplied by the Company, or, as permitted by the Investment Agent, may be by oral designation or electronic transmission designation to the Investment Agent.  A designation shall be effective:  (i) as of the

Designation Date the direction is received and accepted by the Investment Agent if so received before the market close for the NYSE on such Designation Date, to the extent practicable; or (ii) as of the Designation Date next following the date the direction is received and accepted by the Investment Agent if not received before the market close for the NYSE on such Designation Date, or as soon thereafter as administratively practicable, subject to the Committee’s right to override such direction.  The Participant may, if permitted by the Committee, make an investment direction to the Investment Agent for his or her existing Plan Accounts as of a Designation Date and a separate investment direction to the Investment Agent for contribution credits to his or her Plan Accounts occurring after the Designation Date.

(iv)                              Effect of Investment Direction.  All amounts credited to a Participant’s Plan Accounts shall be invested in accordance with the then effective investment direction, unless the Committee directs otherwise.  Unless otherwise changed by the Committee, an investment direction shall remain in effect until the Participant’s Plan Accounts are distributed or forfeited in their entirety, or until a subsequent investment direction is received and accepted by the Investment Agent.

(v)                                 Change of Investment Direction.  Subject to the limitations imposed by Article 7.02(a)(vi) and any applicable Annual Enrollment Materials or Award Materials, if a Participant files an investment direction with the Investment Agent for his or her existing Plan Accounts as of a Designation Date which is received and accepted by the Investment Agent and not overridden by the Committee, then the Participant’s existing Plan Accounts shall be deemed to be reallocated as of the next Designation Date (or as soon thereafter as administratively practicable) among the designated Investment Options according to the percentages specified in such investment direction; provided, however, that a Participant’s ability to change the Investment Options applicable to his or her Annual Match Account and Discretionary Allocation Account are subject to, and may be limited by, the Committee’s discretion under Article 4.01  and Article 5.01 to designate the Investment Options that shall apply to all or a portion of such Annual Match Account or Discretionary Allocation Account.  Unless otherwise changed by the Committee, an investment direction shall remain in effect until the Participant’s Plan Accounts are distributed or forfeited in their entirety, or until a subsequent investment direction is received and accepted by the Investment Agent.

(vi)                              Limits on Investment Direction.  The Committee, in its sole discretion, may place limits on a Participant’s ability to make changes with respect to any Investment Options.

(vii)                           Invalid Investment Direction.  If the Investment Agent receives an initial or subsequent investment direction with respect to Plan Accounts which it deems to be incomplete, unclear or improper, or which is unacceptable for some other reason (determined in the sole and absolute discretion of the Investment Agent), the Participant’s investment direction for such Plan Accounts then in effect shall remain in effect (or, in the case of a deficiency in an initial investment direction, the Participant shall be deemed to have filed no investment direction) until the Participant files an investment direction for such Plan Accounts acceptable to the Investment Agent.

(viii)                        Default Investment Direction.  If the Investment Agent does not possess valid investment directions covering the full balance of a Participant’s Plan Accounts or subsequent contributions thereto (including, without limitation, situations in which no investment direction has been filed, situations in which the investment direction is not acceptable to the Investment Agent under Article 7.02(a)(vii), or situations in which some or all of the Participant’s designated investments are no longer permissible Investment Options), the Participant shall be deemed to have directed that the undesignated portion of the Plan Accounts be invested in a money-market fund or similar short-term investment fund; provided, however, the Committee may provide for the undesignated portion to be allocated to or among the Investment Option(s) that the Participant did designate in the same proportion as the designated portion, or may provide for any other allocation method it deems appropriate, in its discretion.

(ix)                              Indemnity for Investment Direction.  None of the Company, its directors and employees (including, without limitation, each member of the Committee), the Trustee, and their designated agents and representatives, shall have any liability whatsoever for the investment of a Participant’s Plan Accounts, or for the investment performance of a Participant’s Plan Accounts.  Each Participant, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Company, its directors and employees (including, without limitation, each member of the Committee), the Trustee and their designated agents and representatives from any losses or damages of any kind (including, without limitation, lost opportunity costs) relating to the investment of a Participant’s Plan Accounts.  The Investment Agent shall have no liability whatsoever for the investment of a Participant’s Plan Accounts, or for the investment performance of a Participant’s Plan Accounts, other than as a result of the failure to follow a valid and effective investment direction.  Each Participant, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Investment Agent, and its agents and representatives, from any losses or damages of any kind (including, without limitation, lost opportunity costs) relating to the investment of a Participant’s Plan Accounts, other than as a result of the failure to follow a valid and effective investment direction.

(x)                                 Separate Accounts.  The Participant’s Annual Match Accounts and Discretionary Allocation Accounts shall be treated for purposes of this Article 7 as separate from the Annual Deferral Accounts.  Unless otherwise provided in the applicable Award Materials, a Participant may only provide investment directions with respect to his or her Annual Deferral Accounts.

(b)                                 Adjustment of Plan Accounts.  While a Participant’s Plan Accounts do not represent the Participant’s ownership of, or any ownership interest in, any particular assets, the Participant’s Plan Accounts shall be adjusted in accordance with the Investment Option(s), subject to the conditions and procedures set forth herein or established by the Committee from time to time.  Any notional cash earnings generated under an Investment Option (such as interest and cash dividends and distributions) shall, at the Committee’s sole discretion, either be deemed to be reinvested in that Investment Option or reinvested in one or more other Investment Option(s) designated by the Committee.  All notional acquisitions and dispositions of Investment Options under a Participant’s Plan Accounts shall be deemed to occur at such times as the Committee shall determine to be administratively feasible in its sole discretion and the Participant’s Plan Accounts shall be adjusted accordingly.  In addition, a Participant’s Plan

Accounts may be adjusted from time to time, in accordance with procedures and practices established by the Committee, in its sole discretion, to reflect any notional transactional costs and other fees and expenses relating to the deemed investment, disposition or carrying of any Investment Option for the Participant’s Plan Accounts.

7.03.                     Plan Years Commencing before January 26, 2011.  For Plan Years commencing before January 26, 2011, Annual Deferral Accounts, Annual Match Accounts and Discretionary Allocation Accounts for which the Committee has not specified an investment benchmark other than Share Units, were allocated to Share Units.  With respect to the Annual Match Accounts and Discretionary Allocation Accounts for which the Committee has specified an investment benchmark other than Share Units, a Participant shall, from time to time during such Participant’s period of participation under the Plan, including during the period following the Participant’s Termination of Franchise Agreement and until the Settlement Date, have credited to each of such Annual Match Accounts and Discretionary Allocation Accounts earnings in accordance with the applicable Investment Options in the same manner as described in Article 7.02.

7.04.                     Certain Terms for Share Units.

(a)                                 Adjustment for Dividends Paid on Common Stock.  In the event that the Company pays a dividend on the Common Stock and a Participant has Share Units credited to a Plan Account on the record date for the payment of such dividend, then on the applicable Reference Date with respect to the dividend payment, such Plan Account shall be credited with additional Share Units, the number of which shall be equal to the quotient determined by dividing:  (i) the product of (A) the amount of the  dividend declared and paid by the Company on the Company Stock on a per share basis, and (B) the number of Share Units credited to such Plan Account on the record date for the payment of such dividend; by (ii) the Fair Market Value of a share of Company Stock on such Reference Date.

(b)                                 Anti-Dilution Adjustment.  In the event of a change in the outstanding shares of Company Stock by reason of any change in corporate capitalization, such as a stock split or dividend, or a corporate transaction, such as any merger of the Company into another corporation, any consolidation of two or more corporations into another corporation, any separation of a corporation (including a spin-off or other distribution of stock or property by a corporation), any reorganization of a corporation (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation by the Company, the Committee shall make such adjustment to the class and number of Share Units credited to Participants’ Plan Accounts to reflect any such change as may be determined to be appropriate by the Committee, and such adjustments shall be final, conclusive and binding for all purposes of the Plan.  If applicable, any adjustments or substitutions under this Article 7.04(b) shall conform to the requirements of Section 409A.

7.05.                     Valuation of Plan Accounts Pending Distribution.  To the extent that the distribution of any portion of any Plan Account is deferred, whether pursuant to the terms of the Plan or any Annual Enrollment Materials, or for any other reason, any amounts remaining to the credit of a Plan Account shall continue to be adjusted pursuant to this Article 7.

Article 8
Beneficiary Designation

8.01.                     Beneficiary.  The Committee shall determine, in its sole discretion, whether a Participant shall have the right to designate his or her Beneficiary to receive any benefits payable under the Plan upon the death of a Participant.  The Beneficiary designated under the Plan may be the same as or different from the beneficiary designation under any other plan or arrangement in which the Participant participates.

8.02.                     Beneficiary Designation; Change.  A Participant shall designate his or her Beneficiary by completing and signing a Beneficiary Designation Form, and returning it to the Committee.  Provided that the Committee provides for a Beneficiary designation, a Participant shall have the right to change a Beneficiary by completing, signing and submitting to the Committee an amended Beneficiary Designation Form in accordance with the Committee’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Committee of an amended Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled.  The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to the Participant’s death.

8.03.                     Acceptance.  No designation or change in designation of a Beneficiary shall be effective until received and accepted in writing by the Committee.

8.04.                     No Beneficiary Designation.  If a Participant fails to designate a Beneficiary as provided above, if the Committee does not provide for Beneficiary designations or if the designated Beneficiary predeceases the Participant, then the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the person or persons surviving the Participant in the following order:  (a) the Participant’s spouse, if he or she was married at the time of death; or (b) the executor or personal representative of the Participant’s estate.

8.05.                     Doubt as to Beneficiary.  If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, to the extent permissible under Section 409A, the Committee shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Committee’s satisfaction.

8.06.                     Discharge of Obligations.  The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company and the Committee from all further obligations under the Plan with respect to the Participant.

Article 9
Effects of Certain Events

9.01.                     Death.  Unless otherwise provided by applicable Annual Enrollment Materials or Award Materials, in the case of a Participant’s death, all amounts credited to the Plan Accounts of the affected Participant shall be 100 percent vested.  Notwithstanding anything to the contrary in a Participant’s Distribution Election and except as otherwise provided by the applicable Annual Enrollment Materials or Award Materials, if a Participant dies before he or she has received a complete distribution of his or her Plan Accounts, the Participant’s Beneficiary shall receive the balance of the Participant’s Plan Accounts, which, in the event of a Participant’s death prior to January 1, 2013, shall be payable to the Participant’s Beneficiary in a lump sum within 90 days of the date of the Participant’s death, or by such later date permissible under Section 409A.  In the event of a Participant’s death on or after January 1, 2013, the balance of the Participant’s Plan Accounts shall be payable to the Participant’s Beneficiary in a lump sum as soon as administratively practicable following the date of the Participant’s death, but in no event later than the end of the year of the Participant’s death, or, if later, by the 15th day of the third month following the date of the Participant’s death.  The Participant’s Beneficiary will not be permitted, either directly or indirectly, to designate the year of payment.

9.02.                     Disability.  Unless otherwise provided by the Annual Enrollment Materials or Award Materials, in the case of a Participant’s Disability, all amounts credited to the Plan Accounts of the affected Participant shall be 100 percent vested.  Notwithstanding anything to the contrary in a Participant’s Distribution Election and except as otherwise provided by the applicable Annual Enrollment Materials, in the that event a Participant suffers a Disability on or after January 1, 2013, the balance of the Participant’s Plan Accounts shall be payable to the Participant in a lump sum as soon as administratively practicable following the date of the Participant’s Disability, but in no event later than the end of the year of the Participant’s Disability, or, if later, by the 15th day of the third month following the date of the Participant’s Disability.  For Participants who suffered a Disability prior to January 1, 2013 the balance of the Participant’s Plan Accounts were payable to the Participant in a lump sum within 90 days of the date of the Participant’s Disability.  Participants are not permitted, either directly or indirectly, to designate the year of payment.

9.03.                     Qualified Transition.  Unless otherwise provided by the Annual Enrollment Materials or Award Materials, in the case of a Qualified Transition by a Participant, such Participant’s Plan Accounts shall be immediately 100 percent vested.  Notwithstanding anything to the contrary in a Participant’s Distribution Election and except as otherwise provided by the applicable Annual Enrollment Materials or Award Materials, in the event of a Participant’s Qualified Transition, the balance of the Participant’s Plan Accounts will be paid out in either a lump sum, or substantially equivalent annual installments, as specified by the Participant in his or her Distribution Election, in each case commencing, in accordance with administrative guidelines determined by the Committee, in the year following the year of the Participant’s Termination of Franchise Agreement.  “Qualified Transition” shall mean, with respect to a Participant:  (a) the transfer of 100 percent of such Participant’s interest in his or her Individual Financial Advisor Business (as such term is defined in the Franchise Agreement) and in all client accounts; (b) the Participant’s Termination of Franchise Agreement; (c) the Participant satisfies any terms imposed by the Committee regarding a Qualified Transition, including, but not limited to, the satisfaction of an age and years of service requirement; and (d) the Participant remits to the Company a signed non-competition and non-solicitation and general release provided by the Company.

9.04.                     Other Termination of Franchise Agreement.  Notwithstanding anything to the contrary in a Participant’s Distribution Election and except as otherwise provided by the applicable Annual Enrollment Materials or Award Materials, in the event of a Participant’s Termination of Franchise Agreement for any reason other than a Qualified Transition, Disability or death, the unvested portions of the Participant’s Plan Accounts will be forfeited unless otherwise determined by the Committee, and the portion of the Participant’s Aggregate Vested

Balance will be paid out in either a lump sum, or substantially equivalent annual installments, as specified by the Participant in his or her Distribution Election, in each case commencing, in accordance with administrative guidelines determined by the Committee, in the year following the year of the Participant’s Termination of Franchise Agreement.

9.05.                     Termination of Employment.  Unless otherwise provided by the Annual Enrollment Materials or Award Materials, in the event a Participant transfers to employee status by becoming an employee of the Company or any Participating Company, the Participant’s Plan Accounts will continue to vest in accordance with the terms of the Plan and the applicable Annual Enrollment Materials or Award Materials.  Upon the Participant’s “separation from service” (as defined by Section 409A and determined in accordance with the Company’s Policy Regarding Section 409A Compliance) with the Company or any Participating Company, all unvested portions of the Plan Accounts will be forfeited unless otherwise provided by the Annual Enrollment Materials or Award Materials, or as determined by the Committee, and the portion of the Participant’s Aggregate Vested Balance will be paid in accordance with the Participant’s Distribution Election Forms.

9.06.                     Change in Control.  Upon the occurrence of a Change in Control of the Company, all amounts credited to any and all Plan Accounts of each Participant as of the effective date of such Change in Control shall become immediately 100 percent vested.  Notwithstanding anything to the contrary set forth in a Participant’s Annual Distribution Election Form, the Plan, any Annual Enrollment Materials or any Award Materials, upon the occurrence of a Change in Control, the Company will distribute all previously undistributed Plan Accounts to Participants (or their Beneficiaries, as the case may be), as soon as administratively practicable following the effective date of the Change in Control, but in no event later than 90 days thereafter.

9.07.                     Unforeseeable Emergency.  In the event that a Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to receive a partial or full payout of amounts credited to one or more of the Participant’s Plan Accounts.  The Committee shall determine, in its sole discretion and subject to the requirements of Section 409A, whether the requested payout shall be made, the amount of the payout and the Plan Accounts from which the payout will be made; provided, however, that the payout shall not exceed the lesser of the Participant’s Aggregate Vested Balance or the amount reasonably needed to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.  In making its determination under this Article 9.07, the Committee shall be guided by the requirements of Section 409A and any other related prevailing legal authorities, and the Committee shall take into account the extent to which a Participant’s Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by the liquidation by the Participant of his or her assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).  If, subject to the sole discretion of the Committee, the petition for a payout is approved, the payout shall be made within 90 days of the date of the Unforeseeable Emergency.

9.08.                     Permitted Accelerations. Accelerated payment of all or any portion of a Participant’s benefit under the Plan prior to the date that such amount would otherwise be payable to the Participant pursuant to the terms of the Plan is prohibited except to the extent that such accelerated payment is permitted under Section 409A

9.09.                     Limited Cashouts.  The Committee may accelerate payment of the amounts credited to a Participant’s Plan Accounts to the extent that (a) the aggregate of such amounts does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code for the calendar year in which payment will be made, (b) the payment results in the termination of the Participant’s entire interest in the Plan and any other arrangements that are aggregated with the Plan pursuant to Section 1.409A-1(c)(2) of the Treasury Regulations, and (c) the Committee’s decision to cash out the Participant’s Plan Accounts is evidenced in writing no later than the date on which payment is made.

9.10.                     Plan Termination.  In the event of a termination and liquidation of the Plan pursuant to Article 10.02 as it relates to any Participant, then subject to Article 7.05, all amounts credited to each of the Plan Accounts of each affected Participant shall be 100 percent vested and shall be paid to the Participant or, in the case of the Participant’s death, to the Participant’s Beneficiary, in a lump sum.  Such lump-sum payment shall be made 13 months after such termination (or such earlier or later date permitted under Section 409A) notwithstanding any elections made by the Participant, and the Annual Election Forms relating to each of the Participant’s Plan Accounts shall terminate upon full payment of such Aggregate Vested Balance, except that the Company shall not have any right to so accelerate the payment of any amount to the extent such right would cause the Plan to fail to comply with, or cause a Participant to be subject to a tax under, the provisions of Section 409A.

9.11.                     Effect of Payment.  The full payment of the applicable benefit under the provisions of the Plan shall completely discharge all obligations to a Participant and his or her Beneficiary under the Plan.

Article 10
Amendment and Termination

10.01.              Amendment.  The Committee may, at any time, amend or modify the Plan in whole or in part with respect to any or all Participating Companies; provided, however, that (a) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Aggregate Vested Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Franchise Agreement as of the effective date of the amendment or modification, (b) no amendment or modification may be made if such amendment or modification would cause the Plan to fail to comply with, or cause a Participant to be subject to tax under the provisions of Section 409A, and (c) except as specifically provided in Article 10.02, no amendment or modification shall be made after a Change in Control which adversely affects the vesting, calculation or payment of benefits hereunder or diminishes any other rights or protections any Participant would have had but for such amendment or modification, unless each affected Participant consents in writing to such amendment.

10.02.              Termination.  Although the Company may anticipate that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future.  Accordingly, the Company reserves the right to discontinue its sponsorship of the Plan and to terminate the Plan, at any time, and the Company may at any time terminate a Participating Company’s participation in the Plan provided, however, that (a) all plans that are aggregated with the Plan pursuant to Section 1.409A-1(c)(2) of the Treasury Regulations are also terminated; and (b) the Plan is not terminated proximate to a downturn in the financial health of the Participating Company, or any entity other than the Participating Company with whom the Participating Company would be considered a single employer under Section 414(b) or 414(c) of the Code.  In the event of a termination and liquidation described in this Article 10.02, no new deferred compensation plans may be established by the Participating Company for a minimum period of three years following the termination and liquidation of this Plan if such new plan would be aggregated with this Plan pursuant to Section 1.409A-1(c)(2) of the Treasury Regulations.  For the avoidance of doubt, subject to the limitations in Article 10.01, the Committee may at any time terminate the Plan; provided, however, if payment is accelerated with such termination then the Plan must be terminated in a manner that complies with Section 409A.

Article 11
Administration

11.01.              Committee Duties.  This Plan shall be administered by the Committee.  The Committee shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan, and (b) decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the Plan.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant, Beneficiary or the Company.

11.02.              Agents.  In the administration of the Plan, the Committee may, from time to time, employ or designate agents, including officers of the Company, or a subcommittee of the Committee, and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Participating Company.

11.03.              Binding Effect of Decisions.  The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

11.04.              Indemnity of Committee.  The Company shall indemnify and hold harmless each member of the Committee, and any agent to whom duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Committee or any of its members or any such agent.

11.05.              Participating Company Information.  To enable the Committee to perform its functions, each Participating Company shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Disability, death or Termination of Franchise Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

11.06.              Costs of the Plan.  The costs and expenses of the Plan shall be borne by the Company, and not the Participating Companies; provided, however, that the Committee, in its sole discretion, may charge an annual administrative fee to each Participant which shall be deducted from each Participant’s Annual Deferral Account during the Plan Year in which the fee is assessed.

Article 12
Claims Procedures

12.01.              Presentation of Claim.  Any Participant or the Beneficiary of a deceased Participant (such Participant or Participant’s Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant.  The claim must state with particularity the determination desired by the Claimant.  All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

12.02.              Notification of Decision.  The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing within 90 days (45 days, in the event of a claim for Disability benefits) after the Committee’s receipt of the claim, unless special circumstances require an extension of time for processing the claim.  The notice shall state:  (a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:  (i) the specific reason(s) for the denial of the claim, or any part of it; (ii) specific reference(s) to pertinent provisions of the Plan upon which  such denial was based; (iii)  description of any additional material or information necessary  for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and (iv) an explanation of the claim review procedure set forth in Article 12.03 and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA if the claim is denied upon review (subject to compliance with the Plan’s arbitration clause).  In the event of a claim for Disability benefits, the notice shall also identify any internal protocol, policy or guideline relied upon or state that such a protocol, policy or guideline was relied upon and will be provided free of charge upon request, and provide an explanation of any scientific or clinical judgment underlying a “medical necessity” or “experimental treatment” determination (if any) or a statement that such a determination was made and that an explanation will be provided free of charge upon request.

If an extension is required, written notice of the extension shall be furnished by the Committee to the Claimant within the initial 90-day period (45-day period, in the event of a claim for Disability benefits) and in no event shall such an extension exceed a period of 90 days from the end of the initial 90-day period (provided that, in the case of a claim for Disability benefits, the initial extension shall not continue past the 30th day after the expiration of the original 45-day period, with a second 30-day extension available upon proper notice if necessary).  Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Committee expects to render a decision on the claim, and in the case of a claim for Disability benefits, shall specify the standards under which entitlement to benefits will be decided, the unresolved issues remaining, and the additional information needed to resolve those issues, and shall grant the Disability claimant at least 45 days to supply the necessary additional information.

12.03.              Review of a Denied Claim.  Within 60 days (180 days, in the event of a claim for Disability benefits) after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  In connection with the review, the Claimant (or the Claimant’s duly authorized representative):  (a) may review pertinent documents; (b) may submit written comments or other documents; and/or (c) may request a hearing, which the Committee, in its sole discretion, may grant.  In the event of a claim for Disability benefits, the decision on review shall be made by a named fiduciary independent of the person who denied the original claim, and that reviewing fiduciary shall not defer to the initial review, shall provide for an independent medical review of any medical judgments, and shall identify any medical or vocational experts whose advice was obtained in connection with the claim.  The Committee may choose to have one or more members decide the initial claim and then recuse themselves from the appellate process or may make other arrangements to ensure an independent review of Disability claims.

12.04.              Decision on Review.  The Committee shall render its decision on review promptly, and not later than 60 days (45 days, in the event of a claim for Disability benefits) after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days (90 days, in the event of a claim for Disability benefits) after such date.  Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:  (a) specific reasons for the decision; (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and (c) inform the Claimant that he or she is entitled, upon request and free of charge, reasonable access to, and copies of, relevant documents and other relevant information, and (d) inform the Claimant of his or her right, subject to the requirements of Section 12.06 below, to bring suit under Section 502(a) of ERISA now that his or her claim has been denied on appeal.  In the event of a claim for Disability benefits, the notice shall also identify any internal protocol, policy or guideline relied upon or state that such a protocol, policy or guideline was relied upon and will be provided free of charge upon request, and provide an explanation of any scientific or clinical judgment underlying a “medical necessity” or “experimental treatment” determination (if any) or a statement that such a determination was made and that an explanation will be provided free of charge upon request, and contain such other information as is required by the Department of Labor regulations.  All decisions on review shall be final and binding with respect to all concerned parties.

12.05.              Disability Claims.  Notwithstanding the foregoing, unless otherwise required by law, the special rules applicable to Disability claims shall not apply if the Committee’s uniformly-applicable policy requires reliance exclusively on determinations by the entity responsible for deciding such matters under the Company’s long-term disability plan or determinations by the Social Security Administration when deciding whether or not a Participant is Disabled.

12.06.              Arbitration.  A Claimant’s compliance with the foregoing provisions of this Article 12 is a mandatory prerequisite to a Claimant’s right to commence any arbitration with respect to any claim for benefits under the Plan.  Any dispute, claim or controversy that may arise between a Participant and the Company or any other person (the “Claims”) under the Plan is subject to arbitration, unless otherwise agreed to in writing by the Participant and the Company.  To the extent that such Claims are required to be arbitrated under the rules, constitutions, or by-laws of the FINRA, as amended form time to time, they will be arbitrated in accordance with the policies and procedures established by the FINRA.  If either the FINRA declines to administer an arbitration of any Claims or the FINRA rules do not allow for arbitration of any Claims, the Claims shall be finally decided by arbitration conducted pursuant to the Commercial Dispute Resolution Procedures of the American Arbitration Association (the “AAA”), and its Supplementary Rules for Securities Arbitration, or other applicable rules promulgated by the AAA.  In addition, all claims, statutory or otherwise, which allege discrimination or other violation of employment laws, including but not limited to claims of sexual harassment, shall be finally decided by arbitration pursuant to the AAA unless otherwise agreed to in writing by a Participant and the Company.  By agreement of a Participant and the Company in writing, disputes may be resolved in arbitration by a mutually agreed-upon organization other than the FINRA or the AAA.  In consideration of the promises and the compensation provided in this Plan, neither a Participant nor the Company shall have a right:  (a) to arbitrate a Claim on a class action basis or in a purported representative capacity on behalf of any Participants, employees, applicants or other persons similarly situated; (b) to join or to consolidate in an arbitration Claims brought by or against another Participant, employee, applicant or the Participant, unless otherwise agreed to in writing by the Participant and the Company; (c) to litigate any Claims in court or to have a jury trial on any Claims; and (d) to participate in a representative capacity or as a member of any class of claimants in an action in a court of law pertaining to any Claims.  Nothing in this Plan relieves a Participant or the Company from any obligation the Participant or the Company may have to exhaust certain administrative remedies before arbitrating any claims or disputes under this Article 12.06.  Either a Participant or the Company may compel arbitration of any Claims filed in a court of law.  In addition, either a Participant or the Company may apply to a court of law for an injunction to enforce the terms of the Plan pending a final decision on the merits by an arbitration panel pursuant to this provision.  The Company shall pay all fees, costs or other charges charged by the AAA or any other organization administering arbitration proceeding agreed upon pursuant to this Article 12 that are above and beyond the filing fees of the federal or state court in the jurisdiction in which the dispute arises, whichever is less.  A Participant or the Company shall each be responsible for their own costs of legal representation, if any, except where such costs of legal representation may be awarded as a statutory remedy by the arbitrator.  Any award by an arbitration panel shall be final and binding upon a Participant or the Company.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.  This provision is covered and enforceable under the terms of the Federal Arbitration Act.

Article 13
Trust

13.01.              Establishment of the Trust.  The Company may establish one or more Trusts to which the Company and the Participating Companies may transfer such assets as the Company and the Participating Companies determine in their sole discretion to assist in meeting the Company’s obligations under the Plan.

13.02.              Interrelationship of the Plan and the Trust.  The provisions of the Plan and the relevant Annual Enrollment Materials and Award Materials shall govern the rights of a Participant to receive distributions pursuant to the Plan.  The provisions of the Trust shall govern the rights of the Company, the Participating Companies, the Participants and the creditors of the Company or the Participating Companies to the assets transferred to the Trust.

13.03.              Distributions from the Trust.  The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company’s obligations under the Plan and relevant Annual Enrollment Materials.

Article 14
Miscellaneous

14.01.              Status of Plan.  The Plan is intended to be (a) a plan that is not qualified within the meaning of Section 401(a) of the Code and (b) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for non-employees that is exempt from ERISA.  The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.  All Plan Accounts and all credits and other adjustments to such Plan Accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan.  No Plan Accounts, credits or other adjustments under the Plan shall be interpreted as an indication that any benefits under the Plan are in any way funded.

14.02.              Section 409A.  It is intended that the Plan (including all amendments thereto) comply with provisions of Section 409A, so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants.  The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent and the Company’s Policy Regarding Section 409A Compliance.  Notwithstanding the terms of Articles 3.11, 4.05, 5.05 and Article 9, to the extent that a distribution to a Participant who is a Specified Employee at the time of separation from service is required to be delayed by six months pursuant to Section 409A, distribution shall be made no earlier than the first day of the seventh month following the Participant’s separation from service.  The amount of such payment will equal the sum of the payments that would have been paid to the Specified Employee during the six-month period immediately following the Specified Employee’s Termination of Employment had the payment commenced as of such date.  If the Specified Employee elected to receive installment payments, the remaining balance of the Specified Employee’s Plan Accounts shall be paid in substantially equivalent installments.  For purposes of this Article 14.02, “Specified Employee” shall mean a key employee as defined under Section 409A, as determined in accordance with the Company’s Policy Regarding Section 409A Compliance.

14.03.              Offsets.  Notwithstanding anything in the Plan to the contrary, to the maximum extent permissible by Section 409A and applicable law, any amount otherwise due or payable under the Plan may be forfeited, or its payment suspended, at the discretion of the Committee, to apply toward or recover any claim the Company may have against the Participant, including but not limited to, for the enforcement of the Company’s Detrimental Conduct provisions under its long-term incentive award plan, to recover a debt to the Company or to recover a benefit overpayment under a Company benefit plan or program.  No amounts shall be offset against a Participant’s Plan Accounts prior to the date on which the offset amounts would otherwise be distributed to the Participant unless otherwise permitted by Section 409A.  An offset shall be made only to the extent and in the manner permitted by the Company’s Policy Regarding Section 409A Compliance.

14.04.              Securities Matters.  The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Company Stock to be issued hereunder or to effect similar compliance under any state laws.  Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Company Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded.  The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Company Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

14.05.              Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company or a Participating Company.  For purposes of the payment of benefits under the Plan, any and all of the Company’s assets, shall be, and remain, the general, unpledged unrestricted assets of the Company.  The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

14.06.              Other Benefits and Agreements.  The benefits provided for a Participant under the Plan are in addition to any other benefits available to such Participant under any other plan or program for financial advisors of the Company or the Participant’s Participating Company.  The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

14.07.              Liability for Plan Benefits.  The Company has assumed the liability for and shall be solely liable for the payment of benefits under the Plan and Annual Enrollment Materials to Participants and their Beneficiaries, heirs, successors and assigns.  A Participating Company shall have no obligation or liability for the payment of benefits under the Plan or any Annual Enrollment Materials to any Participant or any Participant’s Beneficiaries, heirs, successors and assigns.

14.08.              Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer,

hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

14.09.              No Right to Service.  Nothing in the Plan, the Annual Enrollment Materials or any Award Materials shall be deemed to give a Participant the right to continue to be retained in the service of the Company or any Participating Company.

14.10.              Furnishing Information.  A Participant will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

14.11.              Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

14.12.              Captions.  The captions of the articles and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

14.13.              Governing Law.  The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by federal law, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.    All Participants agree to submit to the jurisdiction of the state and federal courts of Minnesota with respect to matters relating to the Plan and agree not to raise or assert the defense that such forum is not convenient for such Participant.

14.14.              Notice.  Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Ameriprise Financial, Inc.

360 Ameriprise Financial Center

Minneapolis, Minnesota 55474

Attn:  Vice President, Benefits

with a copy to:

General Counsel’s Office

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

14.15.              Successors.  The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s Beneficiary, heirs and assigns.

14.16.              Spouse’s Interest.  The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will or under the laws of intestate succession.

14.17.              Validity.  In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

14.18.              Incompetent.  If the Committee determines in its discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any Company liability under the Plan for such payment amount.

14.19.              Insurance.  The Company, on its own behalf or on behalf of the Trustee, and, in its sole discretion, may, or may cause a Participating Company to, apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose.  The Company, the Participating Company or the Trustee, as the case may be, shall be the sole owner and beneficiary of any such insurance.  The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company or a Participating Company, as the case may be, shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company or such Participating Company has applied for insurance.

14.20.              Legal Fees to Enforce Rights After Change in Control.  The Company is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or a shareholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, arbitration or litigation seeking to deny Participants the benefits intended under the Plan.  In these circumstances, the purpose of the Plan could be frustrated.  Accordingly, if, following a

Change in Control, it should appear to any Participant that the Company or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder, or if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any arbitration, litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any arbitration, litigation or other legal action, whether by or against the Company, or any director, officer, shareholder or other person affiliated with the Company or any successor thereto in any jurisdiction; provided, however, that in the event that the trier in any such legal action determines that the Participant’s claim was not made in good faith or was wholly without merit, the Participant shall return to the Company any amount received pursuant to this Article 14.20.  Any reimbursements shall be paid in accordance with the Company’s Policy Regarding Section 409A Compliance.

14.21.              Electronic Documents Permitted.  Subject to applicable law, Annual Election Forms, Annual Enrollment Materials, Award Materials, Beneficiary Designation Forms and other forms or documents may be in electronic format or made available through means of online enrollment or other electronic transmission.

*  *  *  *  *

Ameriprise Financial

Franchise Advisor Deferred Compensation Plan

Schedule A

January 1, 2016

Participating Companies

•                  Ameriprise Financial Services, Inc.